Exhibit 99.1

Veridien Corporation

Press Release — March 31, 2004

Veridien Corporation Projects First Quarter 2004 Profit

ST. PETERSBURG, FL—March 31, 2004—Veridien Corporation (OTCBB:VRDE) projects positive quarterly EBITDA and profitability in the first quarter, 2004.

The company continues to work diligently to:

1.	Increase sales through working closely with existing distributors and developing new sales channels and relationships.

2.	Broaden the label claims on the Viraguard® family of products through continued Research and Development, in concert with a major multi-national conglomerate to enhance advantages of Veridien’s patented products.

3.	Expand the depth of the product mix available by continuing to develop new and innovative delivery systems for our Patented formula, as well as working with other companies to develop anti-infective product offerings to complement Veridien’s product line.

4.	Generate License and Service Fees related to Veridien’s patented and unique products.

     Sheldon Fenton, President and C.E.O. of Veridien Corporation said, “We continue to work diligently to drive increased revenue and generate profitability. The combination should favorably impact the company’s financial position and increase shareholder value.”

About Veridien:

Veridien Corporation is a Health Care and Anti-Infectives Company focusing on Infection Control and other Healthy Lifestyle products. Veridien has developed patented and unique products including surface disinfectants, antiseptic hand cleansers, instrument presoak, and sun protectant products. The flagship product, Viraguard® Hospital Disinfectant/Cleaner and Instrument Presoak is a skin friendly, patented, U.S. — EPA and Health Canada registered, surface disinfectant. Viraguard® Antiseptic Hand Gel, Viraguard® Antiseptic Hand Spray and Viraguard® Antiseptic Hand Wipes are U.S. — FDA and Health Canada drug listed products utilizing Veridien’s patented Virahol® formulation.

Look for Veridien at www.veridien.com

Special Note: Forward-looking statements in this press release are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statement involve risks and uncertainties, including without limitation, market acceptance of, and demand for, the Company’s products, manufacturing, development and distributor issues, product pricing, competition, funding availability, technological changes and other risks not identified herein. The Company disclaims any intent or obligation to update any forward-looking statements.

“HEALTHY LIVING IS AN ADVENTURE — LET VERIDIEN GUIDE YOU”

CONTACT:	Cheryl Ballou – Veridien Corporation
(727) 576-1600
cballou@veridien.com